Filed pursuant to Rule 433

Dated August 22, 2012

Registration Statement No. 333-182527

Filed pursuant to Rule 433

Dated August 22, 2012

Registration Statement No. 333-182527

GE Capital Invest Direct

GE Interest Plus for Businesses
P.O. Box 534021
Pittsburgh, PA 15253-4021
(800) 433-4480
www.GECapitalInvestDirect.com

August 13, 2012

GE Interest Plus for Businesses has moved to a new agent bank. It is imperative that you review the information contained in this mailing.

Dear GE Interest Plus for Businesses Investor:

Your investment account information has been transferred to our new agent bank, BNY Mellon. In addition, your investment account number has been modified, new bank routing numbers are in effect, and our mailing addresses have changed. Details on these changes are summarized in the enclosed brochure and the reverse side of this letter. Also enclosed is an updated prospectus and supplements. Please be sure to review the pricing supplement, which provides information on changes to fees charged for outgoing wires and special processing requests.

Important item to note about wires.

If you wire funds to your GE Interest Plus for Businesses investment, there will NOT be a process in place to reroute the wire. Therefore, any funds you wire to your GE Interest Plus for Businesses investment must now include our new bank routing number for wire transactions and your modified account number or the wire will be returned.

The GE Interest Plus for Businesses product name is the same but our logo has changed.

As you can see from our letterhead, the "GE Capital Invest Direct" logo now appears where the GE Interest Plus logo used to appear. You'll also see this change when you go to our website or receive your first statement issued by BNY Mellon. Reflecting this change is our new website address **www.GECapitalInvestDirect.com**. If you enter in our previous web address, **www.geinterestplus.com**, you will be automatically redirected to our new site. Once at the new site, you can continue to login to eService with your current username and password. After you login, you'll notice a change to our design and navigation and enhanced functionality. More information about these changes is contained in the enclosed brochure and on the new eService website.

If you need assistance, you may call us on business days from 8:00 a.m. to 7:00 p.m., Eastern Time, at (800) 433-4480. Please note, however, that there will likely be long wait times due to the move. We appreciate your patience.

Thank you for your continued investment in GE Interest Plus for Businesses.

Sincerely,
GE Interest Plus for Businesses

(Over Please)

Here's a summary of some of the changes recently made:

Your GE Interest Plus for Business investment account number has changed.

Your investment account number was expanded from 10 to 14 digits. For business investments the number 9300 now appears at the front of your previous 10-digit investment account number. **Here are examples of how investment account numbers have changed:**

If your investment account number was:	Your NEW investment account number is now:
924-XXXXXXX	9300-924-XXXXXXX
912-XXXXXXX	9300-912-XXXXXXX
905-XXXXXXX	9300-905-XXXXXXX

Our bank routing and transit numbers have changed. There are now separate routing numbers for wires and ACH transactions.

Bank Routing Number for ACH transfers:	ABA # 043302493
Wire instructions for Federal Reserve bank wires:	GE Interest Plus, BNY Mellon, Pittsburgh, PA ABA # 043000261 Your new 14 digit GE Interest Plus for Business Investment Account #

*If you wire funds to your GE Interest Plus investment, there will **NOT** be a process in place to reroute the wire. Therefore, any funds you wire to your GE Interest Plus investment on or after August 13, 2012 must include our new bank routing number for wire transactions and your new investment account number or the wire will be returned.*

Our mailing addresses have changed.

Mail additional investments to us at:	GE Capital Invest Direct GE Interest Plus P.O. Box 534020 Pittsburgh, PA 15253-4020
Mail letters and forms to us at:	GE Capital Invest Direct GE Interest Plus P.O. Box 534021 Pittsburgh, PA 15253-4021
Send overnight mail for either of the above purposes to:	GE Capital Invest Direct GE Interest Plus Room 154-0510 500 Ross Street Pittsburgh, PA 15262

Business investors should now call (800) 433-4480

Business investors should now call us toll-free at (800) 433-4480. If you need to speak to a representative, they are now available 30 minutes earlier. You may speak to them now on business days, from 8:00 a.m. to 7:00 p.m. Eastern Time.

New personal identification number (PIN) required for automated telephone service.

When you call us at (800) 433-4480, you will access our new automated telephone line and must establish a new Personal Identification Number (PIN) to login. Once you do, please listen carefully as the menus have changed.

Revised fees for wires, and special processing.

1099 Copy	$10.00
Cash Rejection Processing Fee	$10.00
Domestic Wire Fee (regular outgoing wire request)	$25.00
Express Wire Fee (for one-time wires – domestic wire fee of $25 plus rush fee of $10)	$35.00
Overnight Mailing Charge	$10.00
Statement Copy	$10.00

The issuer has filed a registration statement (including a prospectus) (Registration Statement No. 333-182527) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at **www.sec.gov**. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by calling toll free (800) 433-4480.